Exhibit 99.3

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial statements combine the historical consolidated balance sheets and statements of operations of Cal Dive International, Inc. (“Cal Dive”) and Horizon Offshore, Inc. (“Horizon”), giving effect to the merger of Horizon with and into a wholly owned subsidiary of Cal Dive using the purchase method of accounting.

The historical statements of operations for the year ended December 31, 2006 were derived from the audited financial statements of Cal Dive and Horizon contained in each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The historical unaudited statements of operations for the nine months ended September 30, 2007, and the historical unaudited balance sheets as of September 30, 2007, were derived from the unaudited financial statements of Cal Dive and Horizon contained in each company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007. You should read the following unaudited pro forma combined financial statements together with the historical financial statements and related notes.

The unaudited pro forma combined statements of operations assumes the merger was effected on January 1, 2006. The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on September 30, 2007. Horizon uses the units-of-production method to calculate depreciation on its barges, vessels and related equipment, while Cal Dive uses the straight-line method for its vessels. The pro forma financial data includes adjustments to reflect the Horizon depreciation on its barges, vessels and related equipment using the straight-line method over the estimated useful lives of the respective assets. The remaining accounting policies for Cal Dive and Horizon are comparable.

The unaudited pro forma combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma combined financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities; restructuring charges that will be incurred to fully integrate and operate the combined organization more efficiently or anticipated synergies resulting from the merger. Expected costs associated with the combination of the companies’ operations, such as severance costs for redundant functions, integrating information technology systems and other arrangements, are in the process of being evaluated by Cal Dive. These costs are not expected to exceed $25 million, of which approximately $13.5 million relates to additional purchase price consideration for change in control payments for Horizon executive officers. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Cal Dive will experience.

Cal Dive International, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations for the
Year Ended December 31, 2006

					Cal Dive and
			Pro Forma		Horizon Pro Forma
	Cal Dive	Horizon*	Adjustments		Combined
	(In thousands, except per share amounts)

Net revenues	$509,917	$547,289	$(16,228	)(a)	$1,040,978
Cost of sales:
Operating expenses	262,872	373,786	(16,228	)(a)	620,430
Depreciation and amortization	24,515	26,254	4,259	(b)	55,028

Gross profit	222,530	147,249	(4,259)		365,520
(Gain) loss on sale of assets and insurance settlement, reserves and impairments	(349)	4,258	—		3,909
Selling and administrative expenses	37,431	33,167	—		70,598

Income from operations	185,448	109,824	(4,259)		291,013

Equity in earnings of investment	(487)	—	—		(487)
Net interest income (expense) and other	163	(13,399)	(13,049	)(c)	(26,285)

Income before income taxes	185,124	96,425	(17,308)		264,241
Provision for income taxes	65,710	29,415	(6,058	)(d)	89,067

Net income	$119,414	$67,010	(11,250)		$175,174

Earnings per common share:
Basic	$1.91	$2.18			$2.11
Diluted	$1.91	$2.14			$2.11
Weighted average common shares outstanding
Basic	62,600	30,712	(10,276	)(e)	83,036
Diluted	62,600	31,263	(10,827	)(e)	83,036

*	Certain amounts have been reclassified to conform to Cal Dive’s presentation.

(a)	Reflects the elimination of sales and related operating expenses between Cal Dive and Horizon.

(b)	Reflects (i) estimated increases in depreciation and amortization related to the “step-up” of the acquired assets to their fair value of $7.5 million and (ii) an adjustment of $3.3 million to decrease Horizon depreciation to reflect depreciation calculations under the straight-line method instead of the units-of-production method used by Horizon. Adjustment calculated as the incremental depreciation based on the purchase price applied to 2006 for Horizon using the straight-line method. Adjustment assumes no material changes in the estimated useful lives for acquired assets as a result of the preliminary purchase price allocation.

(c)	Reflects the increase in long-term debt to fund the cash portion of the purchase price at estimated annual interest rate of 7.45% for the year ended December 31, 2006 (based upon the terms of the Cal Dive credit facilities of three month LIBOR plus 225 basis points). A 1/8% increase in the average three month LIBOR rate would increase pre-tax interest expense by approximately $560,000 for the year ended December 31, 2006.

(d)	The pro forma adjustment to income tax reflects the statutory federal and state income tax impacts of the pro forma adjustments to Cal Dive’s pretax income with an applied tax rate of 35%.

(e)	Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Horizon’s outstanding common stock to shares of Cal Dive common stock (at a rate of one Horizon share for 0.625 Cal Dive share) assuming the transaction was consummated at the beginning of the period presented.

Cal Dive International, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations for the Nine
Months Ended September 30, 2007

					Cal Dive and
			Pro Forma		Horizon Pro Forma
	Cal Dive	Horizon*	Adjustments		Combined
		(In thousands, except per share amounts)

Net revenues	$461,412	$351,844	$(22,266	)(a)	$790,990
Cost of sales:
Operating expenses	259,677	283,414	(22,266	)(a)	520,825
Depreciation and amortization	28,279	17,780	6,167	(b)	52,226

Gross profit	173,456	50,650	(6,167)		217,939
(Gain) loss on sale of assets	(1,852)	—	—		(1,852)
Selling and administrative expenses	33,870	24,011	—		57,881

Income (loss) from operations	141,438	26,639	(6,167)		161,910
Equity in earnings (loss) of investment	(10,841)	—	—		(10,841)
Net interest income (expense) and other	(7,040)	(5,902)	(12,733	)(c)	(25,675)

Income (loss) before income taxes	123,557	20,737	(18,900)		125,394
Provision for income taxes	44,387	5,829	(6,615	)(d)	43,601

Net income (loss)	$79,170	$14,908	$(12,285)		$81,793

Earnings (loss) per common share:
Basic	$0.95	$0.47			$0.79
Diluted	$0.94	$0.46			$0.79
Weighted average common shares outstanding
Basic	83,680	32,004	(11,568	)(e)	104,116
Diluted	83,790	32,132	(11,740	)(e)	104,182

*	Certain amounts have been reclassified to conform to Cal Dive’s presentation.

(a)	Reflects the elimination of sales and related operating expenses between Cal Dive and Horizon.

(b)	Reflects (i) estimated increases in depreciation and amortization related to the “step-up” of the acquired assets to their fair value of $5.7 million and (ii) an adjustment of $0.5 million to increase Horizon depreciation to reflect depreciation calculations under the straight-line method instead of the units-of-production method used by Horizon. Adjustment calculated as the incremental depreciation based on the purchase price applied to the first nine months of 2007 for Horizon using the straight-line method. Adjustment assumes no material changes in the estimated useful lives for acquired assets as a result of the preliminary purchase price allocation.

(c)	Reflects the increase in long-term debt to fund the cash portion of the purchase price at estimated annual interest rate of 7.64% for the nine month period ended September 30, 2007 (based upon the terms of the Cal Dive credit facilities of three month LIBOR plus 225 basis points). A 1/8% increase in the average three month LIBOR rate would increase pre-tax interest expense by approximately $420,000 for the nine months ended September 30, 2007.

(d)	The pro forma adjustment to income tax reflects the statutory federal and state income tax impacts of the pro forma adjustments to Cal Dive’s pretax income with an applied tax rate of 35%.

(e)	Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Horizon’s outstanding common stock to shares of Cal Dive common stock (at a rate of one Horizon share for 0.625 Cal Dive share) assuming the transaction was consummated at the beginning of the period presented.

Cal Dive International, Inc.

Unaudited Condensed Combined Pro Forma Balance Sheet as of September 30, 2007

					Cal Dive and
			Pro Forma		Horizon Pro Forma
	Cal Dive	Horizon*	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$16,294	$94,154	$(82,779	)(a),(b)	$27,669
Short-term investments	—	6,225	(6,225	)(b)	—
Accounts receivable -
Trade, net	134,050	135,195	(7,595	)(f)	261,650
Costs in excess of billings	—	75,395	—		75,395
Unbilled revenue	16,979	—	(6,606	)(f)	10,373
Net receivable from Helix	3,837	—	—		3,837
Income tax receivable	—	4,540	—		4,540
Deferred income taxes	3,137	—	—		3,137
Notes receivable	1,943	—	—		1,943
Other current assets	17,615	10,680	—		28,295

Total current assets	193,855	326,189	(103,205)		416,839
Net property and equipment	230,562	194,408	135,592	(a)	560,562
Other assets:
Contract receivables, long-term	—	14,328	—		14,328
Goodwill	26,802	—	259,939	(a),(d)	286,741
Other assets, net	35,033	14,113	(8,291	)(e)	40,855

Total assets	$486,252	$549,038	$284,035		$1,319,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,839	$12,096	$—		$61,935
Accrued liabilities	41,388	87,009	(682	)(g)	127,715
Billings in excess of costs	—	2,656	—		2,656
Current maturities of long-term debt	—	13,961	(13,961	)(b)	—
Current taxes payable	—	7,153	—		7,153

Total current liabilities	91,227	122,875	(14,643)		199,459
Long-term debt, net of current maturities	117,000	89,674	240,643	(b)	447,317
Long-term payable to Helix	7,074	—	—		7,074
Deferred income taxes	29,725	22,979	47,457	(d)	100,161
Other long term liabilities	1,795	800	—		2,595

Total liabilities	246,821	236,328	273,457		756,606
Total stockholders’ equity	239,431	312,710	10,578	(c)	562,719

Total liabilities and stockholders’ equity	$486,252	$549,038	$284,035		$1,319,325

*	Certain amounts have been reclassified to conform to Cal Dive’s presentation.

(a)	The following is a preliminary estimate of the deemed purchase price for Horizon on a purchase accounting basis, and takes into account the merger consideration of $9.25 in cash plus 0.625 of a share of Cal Dive common stock for each of Horizon’s 32,614,215 estimated diluted shares of common stock (which includes shares of restricted stock which will become fully vested at the effective time of the merger):

(In thousands)

Cash	$301,681
32,614,215 Horizon estimated diluted shares times $9.25 per share
Cal Dive Stock	323,288
32,614,215 Horizon estimated diluted shares times 0.625 times $15.86 per share (which represents the weighted-average price of Cal Dive common stock for a five-day period beginning two available trading days before the announcement of the merger)

Transaction Related Costs	14,004
Estimated direct transactions fees payable by Cal Dive to be capitalized as part of the purchase price for Horizon (including legal fees, underwriting fees, accounting fees, early termination fees on Horizon debt and other fees)

Total Purchase Price	$638,974

Purchase Price Allocation
Current assets	$326,189
Property and equipment	330,000
Other long-term assets	20,150
Goodwill	259,939
Current liabilities	(136,394)
Deferred income taxes and other long term liabilities	(71,236)
Long-term debt, net of current maturities	(89,674)

$638,974

For purposes of this pro forma analysis, the above deemed purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of Horizon at September 30, 2007. The preliminary assessment of fair value resulted in approximately $260 million of goodwill, which will be subject to periodic impairment testing instead of amortization, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

An independent appraisal firm has been engaged to assist us in finalizing the allocation of the purchase price. The preliminary assessment of the fair values used in these pro forma statements were based on projections of future net cash flows, discounted to present value and historical book values, which we believe do not differ materially from their fair values for respective assets and liabilities.

Under the purchase method of accounting for business combinations, this preliminary assessment of fair value resulted in goodwill of $260 million. Included in this amount is a $47 million increase in net deferred tax liabilities arising from differences between the allocated financial bases and historical tax bases of Horizon’s net assets (due to the non-taxable nature of this transaction, Horizon’s tax basis in its assets would carry over to Cal Dive). Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the individual assets and liabilities described above.

(b)	Reflects the following debt retirement and debt refinancing to occur in conjunction with this merger: (i) the retirement of all Horizon long-term debt, inclusive of the current portion of long-term debt, (ii) $75 million of cash, cash equivalents and short-term investments balances used for retirement of Horizon long-term debt, and (iii) increase in long-term debt to retire remaining portion of Horizon debt and fund the cash portion of the purchase price at estimated interest rate of three month LIBOR plus 225 basis points (based upon the terms of the Cal Dive credit facilities), which averaged 7.45% for 2006 and 7.64% for the nine months ended September 30, 2007.

(c)	Reflects the elimination of book value of Horizon equity and the issuance of 20.4 million shares of Cal Dive common stock to be issued to Horizon stockholders as consideration in the acquisition.

(d)	Reflects the deferred tax “gross-up” relating to the acquired property and equipment based on purchase price paid. A combined statutory federal and blended state income tax rate of 35.0% was used for this adjustment.

(e)	Reflects (i) the write-off of capitalized drydock costs for the Horizon barges of $11.5 million, (ii) the capitalization of deferred financing costs estimated to be $5.2 million for the Cal Dive credit facilities referred to in note (b) above, and (iii) the write-off of deferred financing costs of $2.0 million for prepayment of Horizon debt to be retired.

(f)	Reflects the elimination of accounts receivable and unbilled revenue between Cal Dive and Horizon.

(g)	Reflects the elimination of accrued liabilities between Horizon and Cal Dive the estimated accrual for change of control payments to be made to the Horizon executive officers of $13.5 million.